EXHIBIT 99.1

UFP Technologies Announces Q2 Results

NEWBURYPORT, Mass., Aug. 02, 2017 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq:UFPT), an innovative designer and custom converter of foams, plastics, and natural fiber materials, today reported net income of $2.6 million or $0.36 per diluted common share outstanding for its second quarter ended June 30, 2017, compared to net income of $2.7 million or $0.38 per diluted common share outstanding for the same period in 2016.  Sales for the second quarter were $37.9 million, consistent with second quarter sales of $37.9 million in 2016.  Net income for the six-month period ended June 30, 2017, was $4.8 million or $0.66 per diluted common share outstanding compared to $3.8 million or $0.53 per diluted common share outstanding for the same period in 2016.  Sales for the six-month period ended June 30, 2017, were $74.9 million compared to sales of $72.4 million for the same period in 2016.

“I am pleased with our second quarter results and our progress at the mid-point of 2017,” said R. Jeffrey Bailly, Chairman and CEO. “Although Q2 revenue was impacted by a significant drop in automotive demand, our medical sales continue to grow at double-digit rates. Overall, sales for the year are up 3.5% and net income is up 26%.”

“We continue to shift our business mix toward higher-margin opportunities, and continue to make progress improving our operating efficiency, particularly at plants affected by our recent consolidations,” Bailly added. “Both are having a positive impact on gross margins.”

“We also have a very strong pipeline of growth opportunities, including a series of potential acquisitions that we are currently evaluating. We are targeting medically-focused companies that we believe will increase the value we bring to customers,” said Bailly. “With our strong balance sheet, enhanced management team, improving operating efficiency, and robust growth opportunities, we are bullish about our future.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, consumer, electronics, industrial, and aerospace and defense markets. The UFP team acts as an extension of its customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements about the Company’s prospects, statements about the Company’s growth potential and strategies for growth, including its acquisition strategies and other opportunities, statements regarding new hires and anticipated trends in the different markets in which the Company competes, anticipated advantages relating to the Company’s decisions to consolidate its facilities and the expected cost savings and efficiencies associated therewith, expectations regarding the manufacturing capacity and efficiencies of the Company, statements about the Company’s business opportunities and strategies regarding, and participation and growth in, multiple markets, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks and uncertainties associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, risks and uncertainties associated with plant closures and consolidations, and expected efficiencies from consolidating manufacturing, risks associated with fluctuations in the markets in which the Company and its customers compete, including risks relating to the Company’s ability to maintain, grow and sustain growth in new or current markets, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statement of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Net sales	$37,886	$37,902	$74,939	$72,406
Cost of sales	27,945	27,616	55,482	54,393
Gross profit	9,941	10,286	19,457	18,013
SG&A	6,061	6,470	12,376	12,374
Restructuring costs	63	55	63	178
Material overcharge settlement	(121)	(432)	(121)	(432)
Loss / (gain) on sale of fixed assets	8	-	3	(4)
Operating income	3,930	4,193	7,136	5,897
Interest income, net	29	15	57	26
Income before income taxes	3,959	4,208	7,193	5,923
Income taxes	1,329	1,473	2,392	2,113
Net income from consolidated operations	$2,630	$2,735	$4,801	$3,810

Net income per share outstanding	$0.36	$0.38	$0.66	$0.53
Net income per diluted share outstanding	$0.36	$0.38	$0.66	$0.53

Weighted average shares outstanding	7,239	7,175	7,228	7,159
Weighted average diluted shares outstanding	7,323	7,250	7,312	7,238

Consolidated Condensed Balance Sheets
(in thousands)

	June 30,	December 31,
	2017	2016
Assets:	(unaudited)
Cash	$34,514	$31,359
Receivables	22,306	21,249
Inventories	14,095	14,151
Other current assets	2,464	3,088
Net property, plant, and equipment	50,836	48,516
Other assets	9,475	9,571
Total assets	$133,690	$127,934
Liabilities and equity:
Short-term debt	$342	$856
Accounts payable	4,394	4,002
Other current liabilities	4,629	4,698
Other liabilities	5,627	5,325
Total liabilities	14,992	14,881
Total equity	118,698	113,053
Total liabilities and stockholders' equity	$133,690	$127,934

www.ufpt.com
Contact:
Ron Lataille
978-234-0926, rlataille@ufpt.com